FOR FURTHER INFORMATION: Sean T. Smith SVP - CFO Photronics, Inc. (203) 775-9000 ssmith@photronics.com
Press Release

PHOTRONICS TO STREAMLINE EUROPEAN MANUFACTURING NETWORK
High-End and Mainstream Manufacturing Equipment in Manchester, United Kingdom Being Redeployed
Reorganization is Important Step in Company Strategy to Return to Profitability

     BROOKFIELD, Connecticut October 21, 2008 -- Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, announced today its intention to streamline its operating infrastructure in Europe by ceasing the manufacture of photomasks at its Manchester, United Kingdom facility. The Company plans to maintain a customer support and data preparation center in Manchester to ensure seamless customer transitions to comparably equipped global photomask fabrication facilities within the Photronics global network, including its U.S. NanoFab in Boise, Idaho.

     In connection with the announced restructuring plan, Photronics expects to record a total after tax charge in the range of $3.0 million to $5.0 million through fiscal 2009. Approximately 25% of the total charge will be attributed to non-cash items. As implemented, the Company expects to recover all related charges in less than a one-year period through lower operating costs and increased manufacturing efficiencies. The Company estimates that approximately 85 employees will be affected by the planned closure.

     Constantine ("Deno") Macricostas, Chairman and Interim Chief Executive Officer, commented on the strategic intention to close the Manchester facility, "The European semiconductor landscape continues to change as segments of our customer base become more reliant on Asian foundries for IC manufacturing. Photronics is fully committed to continuing to provide high-quality photomasks and services to our European customers through our manufacturing locations within Europe, the U.S. and Asia. Our plan to streamline the Company’s European manufacturing network is a significant step in our strategy to return Photronics to profitability. Finally, we want to acknowledge the dedication and efforts of our Manchester employees and thank them for their contributions to the Company."

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Photronics, Inc.     15 Secor Road     •     Brookfield, Connecticut 06804     •     (203)775-9000     •     www.photronics.com

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics' web site involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices, and other factors as discussed in filings with the U. S. Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements.

08-17

Photronics, Inc.     15 Secor Road     •     Brookfield, Connecticut 06804     •     (203)775-9000     •     www.photronics.com